Exhibit 23(c)

                        CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation in this registration statement on Form S-3 of First Washington Realty Trust, Inc. (the "Company"), of: (1) our report, dated February 9, 1996, on our audits of the consolidated balance sheets of the Company as of December 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (2) our report, dated February 9, 1996 on our audits of the financial statement schedules of the Company, which report is included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, (3) our report, dated October 18, 1996, on our audit of the combined statement of revenues and certain expenses of the New Retail Properties for the year ended December 31, 1995, which report is included in the registration statement on Form S-11 of the Company, as amended, dated November 23, 1996, and (4) our report, dated July 2, 1996, on our audit of the combined statement of revenues and certain expenses of the 1996(B) Acquisition Properties for the year ended December 31, 1995, which report is included in the registration statement on Form S-11 of the Company, as amended, dated November 23, 1996.


We also consent to the reference to our firm under the caption "Experts".




                                                   COOPERS & LYBRAND L.L.P.


Washington, D.C.
March 24, 1997